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                                                                   EXHIBIT 23(a)

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
The Netplex Group, Inc.:


We have issued our report dated March 1, 2000 (except for Note 20, as to which the date is March 30, 2000) accompanying the consolidated financial statements of The Netplex Group, Inc. appearing in the 1999 Annual Report of The Netplex Group, Inc. to its stockholders and accompanying the schedule included in the Annual Report on Form 10-K for the year ended December 31, 1999 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."

Grant Thornton LLP

Vienna, Virginia
May 5, 2000